TRANSGLOBE ENERGY CORPORATION ANNOUNCES DIRECTOR/PDMR SHAREHOLDING

AIM & TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, December 4, 2018 - TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces that it was notified on November 30, 2018 that on the same day David Cook acquired common shares as follows:

PDMR	Number of Common Shares Acquired	Price ($USD)	Number of Common Shares held following the transaction	% of Company's issued share capital held
David Cook	32,289	$2.10000	32,289	0.05%

Notification of a Transaction pursuant to Article 19(3) of Regulation (EU) No. 596/2014

1	Details of PDMR
a)	Name	David Cook
2	Reason for the notification
a)	Position / status	Director
b)	Initial notification / amendment	Initial notification
3	Details of the issuer
a)	Name	TransGlobe Energy Corporation
b)	Legal Entity Identifier	549300QMNS6BDY8UUB03
4	Details of the transaction(s)
a)	Description of the financial instrument	Common Shares
b)	Identification code	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066
c)	Nature of the transaction	Acquisition of Shares
d)	Price(s) and volume(s)	Price ($USD) Volume
$2.10000 32,289
e)	Aggregated information -
	Aggregated volume -	32,289 common shares
	Aggregated price	$2.10000 USD per share
f)	Date of the transaction	November 30, 2018
g)	Place of the transaction	Nasdaq

About TransGlobe

TransGlobe Energy Corporation is a Calgary-based, cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:
Investor Relations Telephone: 403.264.9888 Email: investor.relations@trans-globe.com Web site: http://www.trans-globe.com	Via FTI Consulting

TransGlobe Energy	www.trans-globe.com
Ross Clarkson, Chief Executive Officer
Randy Neely, President
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Joint Broker)	+44 (0) 20 7523 8000
Henry Fitzgerald-O'Connor
James Asensio

GMP First Energy (Joint Broker)	+44(0)207 448 0200
Jonathan Wright

FTI Consulting (Financial PR)	+44 (0) 203 727 1000
Ben Brewerton	transglobeenergy@fticonsulting.com
Genevieve Ryan